Exhibit 99.1

4350 Executive Drive suite #100, San Diego, CA 92121	858-373-1600	www.infosonics.com

Contact:
Jeffrey A. Klausner	Todd Kehrli or Mary Magnani
Chief Financial Officer	MKR Group, Inc.
858-373-1600	323-468-2300
ir@infosonics.com	ifon@mkr-group.com

INFOSONICS REPORTS FOURTH QUARTER AND FULL-YEAR 2007 FINANCIAL RESULTS

SAN DIEGO, CA, March 13, 2007 - InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and distributors of wireless handsets and accessories serving Latin America and the United States, today announced results for the fourth quarter and year-ended December 31, 2007.

“In our fourth quarter we sold approximately 765,000 handsets, bringing the annual total for 2007 to almost 3 million handsets sold,” said Joseph Ram, President and Chief Executive Officer of InfoSonics Corporation. “The majority of units shipped were driven by Samsung and LG and complemented by sales of our proprietary line of verykool® handsets. During the quarter we expanded the verykool® lineup with the introduction of the i700 handset into Central America and the i405 handset into both Central and South America. This line of products is a key part of our long term strategy to diversify revenue, enhance growth and increase gross margin potential for the company.”

Ram continued, “Also during the fourth quarter, we expanded our geographical footprint by beginning to ship verykool® products into Ecuador. It is an integral part of our strategy to continually broaden our reach by entering new countries and territories. In line with that strategy, last month we unveiled the roadmap of verykool® handsets at the Mobile World Congress tradeshow (3GSM) in Barcelona Spain. These products are feature rich and are consistent with ‘world phone’ standards, which will provide us the opportunity to expand sales of this product beyond our current markets. This planned line-up, which features advanced GSM and HSDPA technologies, was introduced to current and potential customers at the show. We plan to start shipping test units to our carrier customers in the second or third quarter of 2008 and anticipate these new products will help drive further growth of this product line.”

“2007 was a transitional year in which we made important financial investments we believe will be beneficial to our long term strategy. The areas of investment included product development, marketing and sales, and the logistical infrastructure required to open and support new markets. These investments helped us achieve vendor and product diversification as well as geographical expansion. In addition, in order to prepare for expected expansion, we have increased levels of inventory to be able to support our verykool® brand and others in the new geographies which we have targeted. We believe a substantial portion of the transitional up front costs are behind us and, looking to the remainder of 2008, our focus is on existing and new geographies in Latin America which present opportunities for our OEM and verykool® products. In addition, we remain focused on increasing our gross margin and returning to profitability.”

“Additionally, during 2007, in their quest to gain market share, our vendors began to deliver low tier handsets in the markets we serve. While this strategy assisted the manufacturers and us in expanding a foot hold in the market and increased our handset sales volume, it also negatively impacted our gross profit margin.”

Ram concluded, “Furthermore, in the United States the consolidation within the RSA carriers in 2007 reduced our current and potential customer base, and as a result, we incurred a significant charge in selling out our existing U.S. inventory at a loss. Together, these events impacted our overall margins and results for 2007.”

Fourth Quarter Financial Results

Net sales in the fourth quarter of 2007 were $58.7 million, compared to $60.9 million in the fourth quarter of 2006. The slight decrease in sales is attributable to the reduced average selling prices related to the introduction of lower priced handsets by some of the company’s largest vendors. South America sales represented 54% of net sales or $31.6 million, compared to $35.4 million in the same quarter of last year. Central America sales represented 36% of net sales or $21.4 million, compared to $21.1 million in the fourth quarter of 2006. United States sales represented 10% of net sales or $5.7 million, compared to $4.4 million in the fourth quarter of 2006. Due to the consolidation of United States RSA carriers, our domestic expectations for 2008 are limited to opportunistic sales opportunities. Approximately 765,000 units were shipped in the fourth quarter of 2007, a 31% increase year-over-year. Average selling price per unit decreased 26% year-over-year due to the aforementioned introduction of lower priced handsets by our vendors.

Gross profit for the fourth quarter of 2007 was $2.5 million or 4.3% of net sales, compared to $4.8 million, or 7.9% of net sales for the fourth quarter of 2006. This included an inventory write down of $433,000 during the quarter.

Other income (expense) for the quarter was approximately $376,000 compared to $140,000 for 2006. Interest expense, a component of other income (expense), was $360,000 for the quarter, as compared to $140,000 of interest expense for the quarter ended December 31, 2006. The increase in interest expense was primarily the result of higher inventory levels mainly related to the verykool® products during 2007 as compared to 2006.

Net loss for the fourth quarter of 2007 was $983,000 or $0.07 per diluted share, compared to net income of $561,000 or $0.04 per diluted share in the same quarter a year ago.

2007 Full Year Financial Results

Net sales for the full year ended December 31, 2007 were $244.7 million, compared to $240.9 million for the year months ended December 31, 2006. South America sales represented 58% of net sales or $141.2 million, compared to $148.6 million in 2006. Central America sales represented 30% of net sales or $74.8 million, compared to $80.8 million in 2006. United States sales represented 12% of net sales, or $28.7 million, compared to $11.4 million for 2006. We sold approximately 3.0 million handsets in 2007, an increase of 22% over the prior year, which was offset by a decrease in the average selling price per handset of 17%.

Gross profit for the twelve months ended 2007 was $11.5 million or 4.7% of net sales, compared to $18.8 million, or 7.8% of net sales for 2006. The decrease in gross margin was primarily the result of market pressure on pricing, increased lower tier and lower margin products in the regions we serve as well as an inventory write down due to customer consolidation in the United States.

Other income (expense) for the year was $1.1 million compared to $107,000 for 2006. Interest expense, a component of other income (expense), was $1.0 million for the year, as compared to $292,000 of interest expense for the twelve months ended December 31, 2006. The increase in interest expense was primarily the result of higher inventory levels mainly related to the verykool® products during 2007 as compared to 2006. Other income for 2007 included a one-time gain of $2.1 million for the early termination of the Company’s corporate headquarters’ lease, and other income for 2006 included a $400,000 gain related to a change in fair value of a derivative liability.

Net loss for the year was $1.6 million, or $0.11 per diluted share, compared to net income of $2.5 million, or $0.16 per diluted share for 2006. The net loss was a result of several factors including the market pressure on pricing, increased lower tier - lower margin products, carrier consolidation in the United States market and our substantial investment in our proprietary line of verykool® products, including marketing, tooling and other costs associated with creating and launching a new brand of handsets into the market.

InfoSonics ended the year with quick assets (cash and accounts receivable) of $65.1 million, and working capital (current assets minus current liabilities) of $33.4 million.

Investor Conference Call

InfoSonics management will host a conference call today, Thursday, March 13, 2008, at 1:30 pm PST (4:30 pm EST) to review the fourth quarter and full-year 2007 financial results. Joseph Ram, President and Chief Executive Officer, and Jeff Klausner, Chief Financial Officer, will be on-line to discuss these results.

The call can be accessed by dialing (888) 680-0878 and giving the pass code 92263740. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.infosonics.com.

About InfoSonics Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories serving Latin America and the United States. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America and the United States. For additional information, please visit www.infosonics.com.

InfoSonics Corporation and Subsidiaries
Consolidated Balance Sheets

	31-Dec	31-Dec
	2007	2006

ASSETS
Current assets
Cash and cash equivalents	$20,750,800	$30,243,392
Trade accounts receivable, net of allowance for doubtful accounts of $558,342 and $679,522	43,748,166	37,798,284
Inventory, net of reserves of $ 580,438 and $254,508	20,547,273	11,174,200
Prepaid inventory	461,990	162,146
Prepaid expenses	124,449	316,919
Prepaid taxes	1,227,449	973,749
Net assets of discontinued operations	4,209	4,209
Deferred tax assets - current	1,203,417	1,041,000
Total current assets	88,067,753	81,713,899

Property and equipment, net	1,544,550	615,185
Intangible assets	504,000	504,000
Deferred tax assets - non-current	1,401,671	—
Other assets	165,828	137,381
Total assets	$91,683,802	$82,970,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Line of credit	$26,755,100	$25,648,614
Accounts payable	26,710,664	18,099,985
Accrued expenses	1,112,481	1,261,988
Income taxes payable	80,675	17,100
Total current liabilities	54,658,920	45,027,687

Deferred tax liability - non-current	-	36,000
Total liabilities	54,658,920	45,063,687

Stockholders’ equity
Preferred stock, $0.001 par value 10,000,000 shares authorized, 0 and 0 shares issued and outstanding	—	—
Common stock, $0.001 par value 40,000,000 shares authorized, 14,180,068 and 11,252,844 shares issued and outstanding	14,647	14,180
Additional paid-in capital	31,505,990	30,751,372
Accumulated other comprehensive (loss)	(31,190)	(8,865)
Retained earnings	5,535,435	7,150,091

Total stockholders’ equity	37,024,882	37,906,778
Total liabilities and stockholders’ equity	$91,683,802	$82,970,465

InfoSonics Corporation and Subsidiaries
Consolidated Statements of Income

	For the Three Months Ended December 31,		For the Year Ended December 31,
	(unaudited)		(audited)
	2007	2006	2007	2006

Net sales	$58,662,000	$60,920,988	$244,686,727	$240,896,482
Cost of sales	56,153,606	56,077,987	233,178,045	222,127,182

Gross profit	2,508,394	4,843,002	11,508,682	18,769,300
Operating expenses	4,075,273	3,750,941	15,779,166	15,306,710

Operating income(loss) from continuing operations	(1,566,879)	1,092,061	(4,270,484)	3,462,590

Other income (expense)
Change in fair value of derivative liability	—	—	—	399,009
Other income (expense)	(375,733)	(139,834)	1,096,234	(292,202)

Income (loss) from continuing operations before provision for income taxes	(1,942,612)	952,227	(3,174,250)	3,569,397
Provision (benefit) for income taxes	(959,896)	391,269	(1,559,593)	1,029,883

Income (loss) from continuing operations	(982,716)	560,958	(1,614,657)	2,539,514
Gain (loss) from discontinued operations, net of tax	—	—	—	(692)

Net income (loss)	$(982,716)	$560,958	$(1,614,657)	$2,538,822

Basic earnings (loss) per share
From continuing operations	$(0.07)	$0.04	$(0.11)	$0.19
From discontinued operations	$-	$—	$-	$(0.00)
Net income (loss)	$(0.07)	$0.04	$(0.11)	$0.19
Diluted earnings (loss) per share
From continuing operations	$(0.07)	$0.03	$(0.11)	$0.16
From discontinued operations	$-	$—	$-	$(0.00)
Net income (loss)	$(0.07)	$0.03	$(0.11)	$0.16

Basic weighted-average number of common shares outstanding	14,583,238	14,137,563	14,458,394	13,656,137

Diluted weighted-average number of common shares outstanding	14,583,238	16,121,319	14,458,394	15,869,178

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including without limitation to statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (4) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (5) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (6) significant changes in supplier terms and relationships; (7) termination of a supply or services agreement with a major supplier or product supply shortages; (8) continued consolidation in the wireless handset carrier market; (9) extended general economic downturn; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) future terrorist or military actions; (14) the loss of a key executive officer or other key employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options and valuing gain or loss on fair value of derivatives may result in additional non-cash income or expenses; (18) seasonal buying patterns; (19) dependency on Latin American sales; (20) uncertain political and economic conditions internationally; (21) the impact, if any, of changes in EITF 00-19 or SFAS 133 guidance as it relates to warrants and registration rights and SFAS 123R as it relates to stock options; (22) the resolution of any litigation against the company; (23) the ability of the Company to successfully introduce and sell its verykool® products and the related inventory risk of such products and (24) the ability of the Company to generate taxable income in future periods in order to utilize and realize any quarterly tax benefits recorded. Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Reports on Form 10-Q for the period ended March 31, 2007 and June 30, 2007and September 30, 2007; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

###